STACEY KIVEL
Third Floor
192 Sloane Street
London SW1X9QX
Tel: +44 7887 620 544

1 October 2007

Marcus Johnson
Bruce Horton
Steven Jewett
Mark Campbell
Donald Bain
Geneva Resources, Inc.
1005 Terminal Way, Suite 110
Reno, Nevada 89502

Dear Sirs,

I hereby tender my resignation as a Director of Geneva Resources Incorporated (the "Company"). I must resign because the Company has taken illegal actions in the conduct of the affairs of the Company and in its unfair treatment of me during my tenure and ultimate termination as CEO of the Company. The reasons for my resignation are set forth below:

1) Certain members of the Board of Directors of Geneva Resources Inc. have acted to terminate me as President and Chief Executive Officer ("CEO") of the Company for various spurious and insupportable reasons in retaliation for my efforts to comply with Sarbanes-Oxley and the laws of the United States.

2) When I became a non executive director of the company in March 2007 and when I later became CEO of the Company in May 2007, I requested copies of the company's internal financial records and accounts both orally and in writing. I was expressly denied these documents and efforts to remove me as CEO ensued. The Geneva Resources Inc. Board attempted to illegally terminate me under a clause of my contract by falsely accusing me of wrongdoing without any reasonable offer of proof or any showing of damage. These false accusations and my termination have caused substantial and irreparable damage to my reputation and career.

3) The Company is majority owned and managed by a Canadian individual who resides offshore who is undisclosed as the beneficial owner of a majority of the shares of Geneva Resources Inc. and other closely related public companies, contrary to the laws of the United States.

4) The Company is in breach of its Executive Employment Agreement dated May 27, 2007 between Stacey Kivel and Geneva Resources, Inc. (the "Agreement"). The Company ***has not paid me*** any of the compensation owed me for my services under the Agreement as CEO nor compensation for my service as a Board Member during my tenure in the amount of $300,000, plus expenses, bonus and other benefits. The Company is also in breach of the Agreement for not providing me with director's liability insurance.

5) The Board meeting held to terminate me was conducted illegally by Company counsel, a Canadian lawyer, not licensed in the US, who is not a member of the board and has never been elected Secretary of the company. Prior to and during the meeting, the Directors were not provided with any documentation (especially a copy of the Agreement and clause under which they were terminating me) as well as any evidence as to the reasons for the Board's proposed action to remove me as CEO. Based on the outrageous nature of this meeting, two of the Directors (Mark Campbell and Duncan Bain) and I requested another Board meeting and all three requests were ignored. No subsequent Board Meetings have been held. The meeting was a "kangaroo court" and was an illegal action instituted by certain board members in retaliation for my attempt to perform my duties as CEO.

6) When I became CEO of the Company, I was advised by other directors and shareholders of the Company that the Company was undertaking to raise capital via a private placement of shares and dispose of assets without my input or any Board input or action whatsoever. No Board Meeting was ever held to discuss or approve these activities.

7) The Company has held no regular meetings of the Board that I am aware of since my joining as a non-Executive Director in February 2007, other than to engage in the illegal action to terminate me as CEO.

8) The company has no Audit Committee, Compensation Committee and no Governance Committee, despite the repeated requests by me and Mr. Campbell. The Company has included a statement in its latest 10Q filed with the SEC stating that it now has an audit committee, yet, there has been no Board Meeting called nor Resolution to pass this measure.

Yours truly,

Stacey Kivel

cc: Susan Mann
Bruce Paige — c/o Peerco Petroleum 1240-666 Burrard St. Vancouver, BC, Canada V6C 2X8
Tom Deutsch — Lang Michener LLP Royal Centre 1055 Georgia Street, suite 1500 Vancouver, BC, Canada V6E 4 N7